EXHIBIT NO. 10.4

MEMORANDUM

To: George M. Gentile

From: Edward E. Hood, Jr., Chairman

Management Development and Compensation Committee

Re: Appointment as Chairman of the Board

Gerber Scientific, Inc. (the "Company")

Date: December 7, 2001

The Board of Directors of Gerber Scientific, Inc. (the "Board"), with you abstaining, appointed you Chairman of the Board effective November 29, 2001.

In this non-executive position you will receive a fee of $12,500 per month in addition to your compensation as a non-employee Director of the Company. This fee will be paid to you on the first Monday of each month and will be paid to you until you cease to be Chairman of the Board for any reason.

Effective December 7, 2001, you will receive a one-time special stock option award to purchase 50,000 shares of the Common Stock of the Company at an exercise price equal to the fair market value on the date of grant. The options will fully vest one year from the date of your appointment, on November 29, 2002.

Edward E. Hood, Jr., Chairman

Management Development and

Compensation Committee

of the Board of Directors